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Pricing Supplement Dated March 25, 1997                           Rule 424(b)(3)
(To Prospectus dated August 9, 1996 and                   File No. 333-03555-01
Prospectus Supplement dated January 29, 1997)



                          POST APARTMENT HOMES, L.P.
                       MEDIUM-TERM NOTES -- FIXED RATE
                             CUSIP NO, 73741PAD7

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Aggregate Principal Amount: $13,000,000      Interest Rate: 7.30%
Agent's Discount or Commission: .600%        Original Issue Date: March 31, 1997
Net Proceeds to Issuer: $12,922,000          Stated Maturity Date: April 1, 2004

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Interest Payment Dates: May 1 and November 1
Redemption:
           [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
           [ ] The Notes may be redeemed prior the Stated Maturity Date. Initial Redemption Date:
                Initial Redemption Percentage:
                Annual Redemption Percentage Reduction: __% until Redemption
                 Percentage is 100% of the principal amount.

Optional Repayment:
           [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
           [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
                Option Redemption Dates:
                Repayment Price: __%

Currency:
           Specified Currency: U.S. Dollars
                (If other than U.S. dollars, see attached)
           Minimum Denominations: $1,000
                (Applicable only if Specified Currency is other than U.S.
                 dollars)

Original Issue Discount [ ]  Yes       [X]  No
           Total Amount of OID:
           Yield to Maturity:
           Initial Accrual Period:

Form:      [X]  Book-Entry             [ ]  Certificated

Agent:     [X]  Merrill Lynch & Co.
           [X]  J.P. Morgan

Agent acting in the capacity as indicated below:

           [X]  Agent                  [ ]  Principal

If as principal:
           [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
           [ ] The Notes are being offered at a fixed initial public offering price of __% of principal amount.

If as Agent:
           The Notes are being offered at a fixed initial public offering price of 100.0% of principal amount.

Other Provisions: